FORM 8-A

                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549

           FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                PURSUANT TO SECTION 12(b) OR (g) OF THE

                    SECURITIES EXCHANGE ACT OF 1934

                     GLOBAL MED TECHNOLOGIES, INC.
        (Exact name of registrant as specified in its charter)



         COLORADO                                          84-1116894
 (State of incorporation                                 (I.R.S. Employer
     or organization)                                   Identification No.)


                     GLOBAL MED TECHNOLOGIES, INC.
                       12600 WEST COLFAX, #A-500
                       LAKEWOOD, COLORADO  80215
               (Address of principal executive offices)


Securities to be registered pursuant to Section 12(b) of the Act:  NONE


   Securities to be registered pursuant to Section 12(g) of the Act:


                                 Units
                            --------------
                           (Title of Class)


                     Common Stock, $.01 par value
                     ----------------------------
                           (Title of Class)


                Class A Common Stock Purchase Warrants
                --------------------------------------
                           (Title of Class)

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     UNITS

     Each Unit consists of two shares of Common Stock and one Class A Common Stock Purchase Warrant (the "Warrants"). The Common Stock and the Warrants will not be separately tradeable or transferrable for a period of six months from the date of the Registrant's definitive Prospectus (the "Prospectus") that is a part of Registration Statement No. 333-11723 (the "Registration Statement") or earlier at the discretion of RAF Financial Corporation, the Representative of the Registrant's proposed public offering pursuant to the Registration Statement.

     COMMON STOCK

     The authorized capital stock of the Registrant consists of 40,000,000 shares of Common Stock, $0.01 par value, and 10,000,000 shares of Preferred Stock, $0.01 par value. At the present time, there are 4,966,626 shares of Common Stock issued and outstanding. Immediately after the Registrant's proposed public offering (before exercise of the underwriters' over-allotment option), there will be 7,908,596 shares of Common Stock outstanding. No shares of Preferred Stock are outstanding.

     All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. Subject to the preferences of any Preferred Stock that may be issued in the future, holders of Common Stock are entitled to receive dividends, when, as and if declared by the Board of Directors, out of funds legally available therefor and to share ratably in the net assets of the Registrant upon liquidation. Holders of Common Stock do not have preemptive or other rights to subscribe for additional shares, nor are there any redemption or sinking fund provisions associated with the Common Stock.

     Holders of Common Stock are entitled to one vote per share on all matters requiring a vote of stockholders. Since the Common Stock does not have cumulative voting rights in electing directors, the holders of a majority of the outstanding shares of Common Stock voting for the election of directors can elect all of the directors whose terms expire that year, if they choose to do so.

     WARRANTS

     Each Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of 130% of the initial public offering price of the Common Stock included in the Units, subject to adjustment in certain events, at any time commencing on the date the Warrants are separately tradeable and transferable until three years after the date of the Registrant's Prospectus. There will be 1,337,000 Warrants (1,537,550 Warrants if the over-allotment option is exercised) outstanding after the Registrant's proposd public offering.

     Commencing on the date the Warrants are separately tradeable and transferrable, the Warrants are subject to redemption by the Registrant at $.55 per Warrant at any time until the end of the second year after the date of the Registrant's Prospectus and, thereafter, at $.75 per Warrant at any time until their expiration, on not less than 30 days' prior written notice to the holders of Warrants, provided that the daily trading price per share of Common Stock has been as least 120% of the Warrant exercise price for a period of at least 20 consecutive trading days ending within 10 days prior to the date upon which the notice of redemption is given. For purposes of determining the daily trading price of the Registrant's Common Stock, if the Common Stock is listed on a national securities exchange, is admitted to unlisted trading privileges on a national securities exchange, or is listed for trading on a trading system of the NASD such as the NASDAQ Small Cap Market or the NASDAQ/NMS, then the last reported sale price of the Common Stock on such exchange or system each day shall be used or if the Common Stock is not so listed on such exchange or system or admitted to unlisted trading privileges then the average of the last reported high bid prices reported by the National Quotation Bureau, Inc. each day shall be used to determine such daily trading price. The Warrants will be exercisable until the close of the business day preceding the date fixed for redemption, if any.

     The Warrants will be issued in registered form pursuant to the terms of a Warrant Agreement (the "Warrant Agreement") between the Registrant and American Securities Transfer & Trust Inc., as Warrant Agent. Reference is made to said Warrant Agreement which has been filed as Exhibit 10.13 to the Registration Statement for a complete description of the terms and conditions thereof. The description herein is qualified in its entirety by reference to the Warrant Agreement.

     The exercise prices and number of shares of Common Stock or other securities issuable on exercise of the Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, stock split, recapitalization, reorganization, merger or consolidation of the Registrant.

     The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by cashier's or certified check payable to the Registrant) to the Warrant Agent for the number of warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Common Stock.

ITEM 2.  EXHIBITS.

The following documents are filed as exhibits to this registration statement:





      Exhibit                                                   Exhibit
      Number   Description of Document                           Number
      ------   -----------------------                           ------

        4.1    Amended and Restated Articles of                  3.1(1)
               Incorporation, filed June 2, 1995.

        4.2    Articles of Amendment to the Articles             3.2(1)
               of Incorporation, filed March 5, 1996.

        4.3    Articles of Amendment to the Articles             3.3(1)
               of Incorporation, filed May 30, 1996.

        4.4    Bylaws, as amended.                               3.4(1)

        4.5    Form of Warrant Agreement,                       10.13(1)
               dated _______, 1997, between Global Med
               Technologies, Inc. and American
               Securities Transfer & Trust, Inc.

        5.1    Specimen copy of Stock Certificate for             4.3(1)
               Common Stock, $.01 par value.

        5.2    Form of Class A Common Stock Purchase             4.2(1)
               Warrant Certificate

        5.4    Form of Unit Certificate                           4.4(1)
______________________________
(1)  Incorporated by Reference to the Exhibit to the Registrant's
     Registration Statement on Form SB-2 (File #333-11723).

                               SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                         GLOBAL MED TECHNOLOGIES, INC.



Date:  January 31, 1997                  By:   /s/ Michael I. Ruxin
                                            -----------------------------
                                            Michael I. Ruxin, Chairman